U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 19, 2006

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-32636	88-0224817
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 19, 2006 the stockholders of SulphCo, Inc. (the “Company”) approved the 2006 Stock Option Plan (“Plan”), which authorizes the granting of options for up to 2,000,000 shares of the Company’s Common Stock. The Plan is administered by an Option Committee comprised of three independent directors. A copy of the Plan is included as an exhibit to this report.

Effective May 23, 2006, subject to stockholder approval of the Plan, the Option Committee granted an option for 1 million shares to Rudolf W. Gunnerman, Chairman of the Board and Chief Executive Officer, and an option for 125,000 shares to Robert van Maasdijk, Vice Chairman of the Board. Each option has a term of three years and an exercise price of $9.03 per share. Dr. Gunnerman’s option provides that he may not exercise the options unless the Company has reported at least $50 million in annual revenues or there is a “change in control” of the Company (as defined in the Plan). A copy of the Option Agreements with Dr. Gunnerman and Mr. van Maasdijk are included as exhibits to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	2006 Employee Stock Option Plan.

10.2	Stock Option Agreement dated as of May 23, 2006, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.3	Director Stock Option Agreement dated as of May 23, 2006, by and between SulphCo, Inc. and Robert van Maasdijk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: June 23, 2006	By:	/s/ Loren J. Kalmen

Loren J. Kalmen Chief Financial Officer